SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-26310

                       NETSCAPE COMMUNICATIONS CORPORATION
            (Exact name of registrant as specified in its charter)

            501 E. Middlefield Rd., Mountain View, California  94043
                                 (650) 254-1900
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.0001 Par Value
           (Title of each class of securities covered by this Form)

 (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  [x]       Rule 12h-3(b)(1)(i)  [x]
      Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(1)(ii) [ ]
      Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(i)  [ ]
      Rule 12g-4(a)(2)(ii) [ ]       Rule 12h-3(b)(2)(ii) [ ]
                                     Rule 15d-6           [ ]

 Approximate number of holders of record as of the certification or notice date:  1

 Pursuant to the requirements of the Securities and Exchange Act of 1934 Netscape Communications Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       NETSCAPE COMMUNICATIONS CORPORATION

 Date:   March 17, 1999                By:  /s/ J. Michael Kelly
                                       Name: J. Michael Kelly
                                       Title: Vice President and Treasurer